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                                                                     EXHIBIT 8.2


                         [CHAPMAN AND CUTLER LETTERHEAD]

                                  June 2, 2000



GreatAmerica Leasing Receivables 2000-1, L.L.C.
625 First Street SE, Suite 701
Cedar Rapids, Iowa 52401

GreatAmerica Leasing Corporation
625 First Street SE, Suite 800
Cedar Rapids, Iowa 52401

Gentlemen:

         You have asked our opinion regarding the effect of certain Iowa taxes on GreatAmerica Leasing Receivables 2000-1, L.L.C. (the "Issuer") and the holders of the Notes (as defined below). It is our understanding that the Issuer will be issuing its Receivable-Backed Notes, Series 2000-1, Class A-1 (the "Class A-1 Notes"), Receivable-Backed Notes, Series 2000-1, Class A-2 (the "Class A-2 Notes"), Receivable-Backed Notes, Series 2000-1, Class A-3 (the "Class A-3 Notes") and Receivable-Backed Notes, Series 2000-1, Class A-4 (the "Class A-4 Notes," and together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the "Class A Notes") and Receivable-Backed Notes, Series 2000-1, Class B (the "Class B Notes," and together with the Class A Notes, the "Notes" ), under an Indenture (the "Indenture"), between the Issuer and The Chase Manhattan Bank, as the trustee (the "Trustee").

         In rendering our opinion, we will have reviewed and relied upon various documents relating to both the Notes and the Issuer including, without limitation various representations and certifications of the Issuer with respect to which we have no independent knowledge, the letters from Fitch IBCA, Inc. and Standard & Poor's with respect to the ratings for the Class A Notes and the Class B Notes, the Indenture, and such matters of law as we have deemed appropriate. Capitalized terms not defined herein shall have the meanings given to them in the Indenture. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as original, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that each of the parties to each of the Transfer and Servicing Agreement (the "Transfer and Servicing Agreement"), among the Issuer, GreatAmerica Leasing Corporation, as Servicer and the Trustee, the Indenture and the Limited Liability Company Agreement entered into and effective as of March 22, 2000, as amended (the "Limited Liability Company Agreement") (collectively, the Transfer and Servicing Agreement, the Indenture and the Limited Liability Company Agreement are hereafter referred to as, the "Transaction Documents"), has and will fully comply with all of its


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obligations thereunder without amendment or waiver, and that there are not, and will not be any, arrangements, understandings or agreements among any of the parties relating to the issuance of the Notes other than those expressly set forth in the Transaction Documents.

         Based on the foregoing, we are of the opinion that on the date the Notes are issued, under the laws of the State of Iowa, as presently enacted and construed, the Issuer will not be subject to (i) the Business Tax on Corporations under Division III of Chapter 422 of the Iowa Code Annotated or
(ii) the Iowa Business Corporation Act under Section 490 of the Iowa Code Annotated and Noteholders that are not otherwise subject to income taxation by the State of Iowa will not become subject to income taxation by the State of Iowa solely as a result of their ownership of Notes. We express no opinion with respect to any other taxes imposed by the State of Iowa or any political subdivision thereof. Ownership of the Notes may result in other Iowa tax consequences to certain taxpayers and we express no opinion regarding any such collateral consequences arising with respect to the Notes.

         Our opinion is based on the Iowa statutes and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Iowa statutes and other relevant authorities and law may cause the tax treatment of the Notes to be materially different from that described above. Our opinion represents only our legal judgment and, unlike a tax ruling, is binding neither on the State of Iowa nor a court of law, and has no official status of any kind. The State of Iowa or a court of law could disagree with the opinion expressed herein.

         This opinion, as qualified and limited herein, is strictly limited to the effect of certain Iowa taxes, and we express no opinion with respect to any other considerations which may arise relating to the Issuer or the Notes, any other taxes or any other matters arising under the laws of the State of Iowa or any subdivisions thereunder.

         The information in the Registration Statement under "State and Local Income Tax Considerations - Iowa Tax Considerations," to the extent that it constitutes statements of matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the heading "State and Local Tax Considerations--Iowa Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,

                                                /s/ Chapman and Cutler
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                                                CHAPMAN AND CUTLER


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